Final Transcript
Aug 02, 2010 / 09:00PM GMT, PWAV - Q2 2010 Powerwave Technologies Earnings Conference Call

Final Transcript

Conference Call Transcript PWAV - Q2 2010 Powerwave Technologies Earnings Conference Call Event Date/Time: Aug 02, 2010 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies - Treasurer

 Kevin Michaels
 Powerwave Technologies - CFO

 Ron Buschur
 Powerwave Technologies - President, CEO

CONFERENCE CALL PARTICIPANTS

 Steve O'Brien
 JPMorgan Chase & Co. - Analyst

 Bill Choi
 Jefferies & Company - Analyst

 Scott Searle
 Merriman Curhan Ford - Analyst

 Brian Modoff
 Deutsche Bank - Analyst

 David Marsh
 McMahan Securities - Analyst

 Amir Rozwadowski
 Barclays Capital - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen and welcome to the second quarter 2010 Powerwave Technologies earnings conference call. I will be your operator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of the conference.

(Operator Instructions)

I would now like to turn the call over to Mr. Tom Spaeth, Treasurer. Please proceed, sir.

 Tom Spaeth - Powerwave Technologies - Treasurer

 Thank you. Good afternoon, and welcome to Powerwave Technologies second quarter 2010 financial results conference call. I'm Tom Spaeth, Powerwave's Treasurer. Joining us today on the call will be Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans, and prospects for Powerwave, including but not limited to: anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, supply chain constraints and shortages, manufacturing levels, improvements in cost structure, cost savings related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth and market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the Company's ability to enter into and compete in vertical markets for its products, such as government and defense markets, common stock prices, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates and day sales outstanding are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, our ability to obtain material components within expected lead times, realize anticipated cost savings and synergies, the negative impact on demand for our products due to the macroeconomic environment, reduced demand due to industry consolidation among our major customers, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the ability to enter into new markets for our products and solutions, the impact of competitive products and pricing, economic and political conditions, and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave's current Form 10-KA for the fiscal year ended January 3, 2010, or Form 10-Q for the quarter ended April 4, 2010, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found at our website at powerwave.com and on Business Wire. The press release also adds detailed information concerning several of the significant items impacting our results, and we urge you to review that information.

Now, I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you, Tom, and with all the risk factors in mind, I would like to start by reviewing our financial results, which are also summarized in our press release.

Net sales for the second quarter of 2010 were $144.6 million, and we reported GAAP net income of $224,000, which equates to earnings per share of $0.00. This includes $900,000 of restructuring and impairment charges and $800,000 of non-cash debt discount amortization expense related to certain of our outstanding convertible notes. These charges and amortization totaled approximately $1.7 million for the second quarter. On a pro forma basis, excluding the restructuring impairment charges and the debt discount amortization charges, we generated pro forma net income of $2.5 million, which equates to pro forma net earnings of $0.02 per share.

I want to note that included in both our GAAP and pro forma results is the impact of approximately $800,000 of pre-tax stock-based compensation expense, almost all of which is included in operating expenses. Excluding this expense from our reported results adds approximately $0.01 to EPS for both GAAP and pro forma results. The prior year period impact was also $0.01 to EPS for both GAAP and pro forma. During the second quarter, we continue to be impacted by supply shortages of various electronic components as well as continued long order lead times for such components. Ron will provide additional description of this in his remarks.

On a geographic basis, total Americas revenue for the second quarter of 2010 was approximately $52.5 million or 36% of revenue, total Asia-Pacific sales were approximately $48.5 million or 34% of revenue, and our total European and other international revenues were $43.6 million or approximately 30% of revenues. In the second quarter, Antenna System product group sales totaled $56.7 million or 39% of total revenue. Base Station Subsystem sales totaled $77.6 million or 54% of revenue, and Coverage Solution sales totaled $10.3 million or 7% of revenue. In terms of our customer profile in the second quarter, total OEM sales accounted for approximately 44% of our total revenue and direct and operator sales accounted for approximately 56%. This is a significant change from the first quarter split, which was 55% OEM and 45% direct and operator sales.

Moving on to gross margins, on a GAAP basis, our total consolidated gross profit margin was 29% in the second quarter, which is an increase of 300 basis points from the first quarter of this year. In our press release on page four, there is a table with the reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring charges, which totaled $700,000, our total gross profit margin was 29.5%. We believe that our improved gross margins are a demonstration of the success of our business strategy of the last three years, which include our extensive manufacturing restructuring efforts and cost control activities as well as our focus on targeting higher margin sales activities within our target markets. We certainly have more work to do, but we are pleased to be operating in the higher end of our target gross margin range of the mid to high 20s.

Next, I will review our operating expenses for the second quarter. Our sales and marketing expenses were $8.4 million, research and development expenses were $15.7 million, and G&A expenses were $11.3 million. On a pro forma basis, which excludes restructuring charges, our total operating expenses equaled approximately $35.3 million, which is in line with our $35 million quarterly target for this year. In terms of other income and expense, we recorded a total of approximately $4.6 million of other expense in the second quarter of 2010. The largest component of this is our interest expense for the quarter.

In addition, the existing 1.875% convertible subordinated notes due 2024 incurred approximately $800,000 of non-cash debt discount amortization expense during the quarter pursuant to FASB Accounting Standards Codification Topic 470-20, which is included in interest expense. During the quarter, we repurchased a total of $3 million par value the of the 1.875% convertible subordinated notes due 2024, which resulted in a net accounting gain of approximately $85,000. This brings our total outstanding long term debt to approximately $278 million, with only $68 million coming due in November 2011. In addition, we did incur a net foreign currency translation loss of approximately $1.8 million for the quarter, which is also included in other expense.

On a pro forma basis, excluding the non-cash debt discount amortization for the quarter, our total net other expense is $3.8 million. Our second quarter tax rate was impacted once again by the income generated in China that was not offset elsewhere. This resulted in net tax position for the quarter of approximately $1.6 million. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate our effective worldwide tax rate will be between approximately 15% to 25% for 2010. I want to stress that this estimate will fluctuate based upon our actual results.

Next, I'll review our balance sheet. Total cash at July 4, 2010, was approximately $62.3 million, of which $900,000 is restricted cash. The slight reduction in cash from the first quarter of 2010 is largely due to our debt repurchases during the quarter. Cash flow from operations was approximately $1 million for the second quarter, and total capital spending was approximately $1.3 million. Our net inventory was $55.8 million, which is a reduction of $4 million from the first quarter of 2010. For the second quarter of 2010, our net inventory represents inventory turns of approximately 7.3 times, which is a significant improvement from 5.7 times recorded in the first quarter. Our total net accounts receivable was $141.8 million, while our A/R days sales outstanding remained at 89 days.

Before turning the call over to Ron, I would like to remind our investors that we believe that they are better served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in. With that in mind, based upon our current forecasts for the remainder of this year, we are continuing to target our fiscal 2010 annual revenue range of $590 million to $620 million, which is unchanged from the beginning of this year. While the first half this year has been less than we originally expected, we do believe that with the second quarter improvements we are starting to see the anticipated growth in demand that was forecasted for this year. We do believe that difficult supply chain issues will continue throughout the second half of this year which will continue to make the environment somewhat challenging. As a final note, we are returning to our normal practice of providing annual guidance.

With that, I would like to turn the call over to Ron Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you, Kevin, and good afternoon, everyone. First, I thought I would share with you some of my thoughts regarding the second quarter results, and then my view on the current wireless infrastructure environment. In terms of the second quarter, we are both excited with the progress we made by introducing new products and solutions and pleased with our improved financial performance as well as the validation and success of our high-value product solution strategy. While our revenues grew over 26% on a sequential basis, we continue to experience longer than normal order lead times for a wide variety of electronic components.

I want to provide you with some insight into various components which have been significantly impacted due to supply constraints. They range from microcontrollers manufactured by major semiconductor companies to relays, Tantalum Capacitors and various connectors and PCPA boards. Not only have order lead times doubled, and in many cases tripled, from normal order lead times, the new lead time is in some cases up to 28 weeks. This, along with frequent decommits from various suppliers as they try to ramp up their production capabilities, further complicates our manufacturing processes and deliveries.

Now, I want to point out that while we don't believe the situation has gotten any worse, we also believe that there has not been any significant improvement, either. We also believe that these constraints will continue through the second half of this year. For the second quarter, due to these supply chain issues, our revenues came in at the low end of our target range. We estimate that our revenues for our second quarter were impacted in the range between $10 million to $15 million due to supply chain constraints. On a positive note, we have started to see increases in customer order activities across several markets, particularly in North America market and in parts of Europe. In terms of our financial performance for the second quarter, as Kevin stated earlier, we believe that our strong financial performance further verifies the success of our strategy of the last three years. In particular, our manufacturing consolidation activities have enabled Powerwave to be highly competitive in low-cost manufacturing structures that is highly flexible and able to leverage.

Our focus on expense management has positioned the Company to be truly lean and mean, where we can leverage our resources on a global basis. And lastly, our strategic focus on driving our sales towards integrated products and solutions, which provide higher gross margins, have had a positive effect this quarter. These products and solutions complement our strategy of not pursuing low-margin commodity types of businesses. These products and solutions have helped drive our gross margin to the high end of our targeted range reaching, 29.5% for the second quarter. Furthermore, I am very proud to announce that our pro forma operating margin for the second quarter reached 5.1%.

Clearly, we believe that we have focused on building a new, diversified and more profitable Powerwave. It's working and we are on the right track, but make no mistake. We still have a long way ahead of to us fully achieve the long-term results that we believe are available to us. We need to continue to grow our core wireless business as well as further expand into additional market segments, such as government and defense markets, where we can create true solutions utilizing all of our technology and engineering expertise. These changes will not happen overnight, but we have been advised by many experts in the government's research and scientific community that Powerwave has solid product strategy and a roadmap to deliver such results.

We do believe that our excellent product portfolio, superior patent portfolio, state-of-the-art facilities and cost-effective geographic locations, combined with what we believe is the best personnel across all disciplines, is positioning Powerwave for long-term success. I am very excited about the long-term prospects and progress regarding our government business unit, which we believe with the attributes I just mentioned, as well as a clear focus and commitment and the customers' confidence, will enable Powerwave to deliver mission critical solutions which are clearly needed in today's challenging environment.

From a balance sheet perspective, we continue to improve our performance. For the second quarter, in spite of significant increase in revenues, and the use of working capital support that, we still generated a positive million dollars in cash flow from the operations. While we maintained our DSOs at 89 days, we have also driven further improvements in our inventory turns, increasing them from 5.7 turns to 7.3 turns in the second quarter. We also continue reducing our outstanding debt, repurchasing $3 million par value of outstanding notes during the quarter.

As Kevin stated, we have been executing our restructuring and transformation plans for the Company over the last three years, and I am very pleased and proud of the job the team has done. We have focused on consolidating and simplifying our manufacturing operations, our engineering sites, and better utilizing our resources, decreasing our overhead costs, implementing our value solution strategy and creating a lower-operating cost structure. We believe that we have succeeded in these efforts and the financial results, product yields, product development lead times, and the customer mix validates this success.

At the same time, we are continuing to invest in key resources, facility, state-of-the-art equipment and, developing products and solutions which will enable our product and solutions technological leadership position to continue. We believe that these efforts combined with our previous actions will provide the leverage to improve our operating results as well as to help further improve our ability to generate increased cash from our operations.

Now, looking at the industry. While we believe there continues to be long-term drivers that will create additional demand for our products and solutions, in particular we believe that data-driven demand, driven by rapid increase in SmartPhones worldwide, will continue to increase and create additional infrastructure spending globally. The desire for IP-based solutions, mobile broadband and interoperability as well as in building coverage needs will continue to create opportunities for Powerwave to differentiate and demonstrate our technological leadership position. We continue to believe that the wireless network operators throughout the world are looking for ways to improve their network performance with cost-effective solution like the one Powerwave Technologies provides. This has been demonstrated and validated with success of our LTE 4G product acceptance, which we have seen this year with multiple operator customers globally.

We remain committed and determined to improve Powerwave's profitability and performance for the remainder of 2010 and the years beyond.

I would now like to turn the call over to the operator and address any questions you may have.
 QUESTION AND ANSWER

Operator

 (Operator Instructions)

Your first question comes from the line of Steve O'Brien with JPMorgan. Please proceed, sir.

 Steve O'Brien - JPMorgan Chase & Co. - Analyst

 Hello. Thanks for taking my question. I'd really like to understand a little better the strong second half guidance. If my numbers are right, Powerwave needs to do about $170 million a quarter in revenue. Can you give us a little bit more color on the geographies? It sounds like North America certainly will be stronger in the second half, but any of the other geographies that you can point to, and then the mix of revenue between both the products and 3G, 4G, 2G.

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, I'll talk a little bit about the areas of strength. Certainly North America we're seeing strong demand, continued acceptance of our new products and solutions, and that's with multiple customers. We've had pretty good success as well in parts of Eastern Europe, and we continue and expect that to continue here going forward. As well as there is demand and we believe an opportunity in parts of the APAC region going forward as well.

As far as mix, I don't think we really get into breaking that out on a forecast basis, but we certainly are making sure that we try to line up the supply chain and make sure that we have our manufacturing facility ready to ramp and still achieve the guidance that we had given for the year. And we believe we'll able to do that assuming we can get the supply chain parts and constraints alleviated.

 Kevin Michaels - Powerwave Technologies - CFO

 Yes. This is Kevin. I'll just add to that. As we've always said, throughout this year, we expected to see sequential improvements as we go through the year. So, echoing Ron, I think we still see that. And echoing his last point, too, obviously in the second quarter we saw some shortages continuing to impact us. And while those supply constraints are still out there, clearly there is growth in demand and revenue opportunities for us out there.

 Steve O'Brien - JPMorgan Chase & Co. - Analyst

 All right. If I could just maybe pointing my question a little bit finer. Do you expect the North America demand to be more 4G-driven or 3G-driven? And then, for Asia, would you say that India 3G build is the biggest factor in the second half of the year, or is there other upticks from China or other regions that you're factoring in?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, when we're looking at it, if you want to try to narrow it down to the 4G buildouts, clearly that's where we're seeing the growth here in North America and that we anticipate to continue to see growth. We also have a very solid product portfolio around in building solutions, and we expect to see some benefits from one operator who has stated a desire to build out multiple venues here in North America.

Looking in parts of Europe, we're expecting to see some of the 3G networks to continue to be built out with some of our products and solutions, and I think you're dead on in the APAC region, looking at India and some of the delays or the acceptance and the licenses that have been issued now. In India, we will start to see a buildout of the 3G networks there as well as some WiMAX solutions.

 Steve O'Brien - JPMorgan Chase & Co. - Analyst

 Great. Thank you.

Operator

 Your next question comes from the line of Bill Choi with Jefferies. Please proceed, sir.

 Bill Choi - Jefferies & Company - Analyst

 Thanks. I wanted to talk about the supply constraints a little bit more. Last quarter, you guys talked about having some level of visibility into your revenue guidance because you've been properly allocated. And then in your prepared remarks, you talked a little bit about decommits from your suppliers. Can you just talk about what might be going there and what the risk of decommits, as we go into third quarter, is and the lead times you were talking about from components on a sequential basis? Can you talk about what might have happened there? Is it extending, or is it about the same?

 Ron Buschur - Powerwave Technologies - President, CEO

 Yes, I will, Bill. This is Ron. Looking at what we had forecasted going into Q2, we had expected some supply to be brought back online from some of our suppliers. And I think they had a difficult time maybe securing some of the capital and the lead times that they needed on some of their components to meet our overall demand. And when you look at the decommits, it's across a broad base of suppliers because you have many of the suppliers have done what Powerwave and others have done over the last couple years, and that's take manufacturing capacity out of the marketplace to be at least financially viable moving forward.

The lead times have extended, as you're probably aware. They used to be anywhere between eight to 10 weeks, and now they're 28 weeks. On a sequential basis, we've seen some components extending about another three to four weeks this last quarter. So, that makes our delivery concerns a little more difficult to forecast, but as I said, we don't see things getting any worse going into Q3. We think we understand that, but it's certainly something that we're struggling with, as many I think have mentioned in their statements as well from a competitive standpoint are seeing the same type of issues. We have confidence that we'll be able to focus on the right products and the right product mix that we can load our suppliers with a reasonable forecast to assure our success. And as I said, we probably left between $10 million to $15 million of backlog leaving this quarter unable to deliver to our customers as well. And that's something that we want to try to make up.

 Bill Choi - Jefferies & Company - Analyst

 Are you able to talk about what's happening to your own lead time to your customers and what you think the risk might be of potential double ordering between you and competitors who might be the replacement? Whoever gets them the product first, they're willing to then later decommit. Just curious if there's any risk on that side that you're able to figure out.

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, Bill, we don't really think there's a risk to that right now because I think most of the competitors in the marketplace are really under the same types of issues in supply. There's common components that are utilized in all of our products that most of us deliver, and I think we're seeing very similar results across the supply chain and across our customer base.

We have not seen customers cancelling orders, or we're seeing large fluctuation in forecast that leads us to believe that there's true demand there and that they're not double booking. And we're also not seeing customers say, "Your lead time is way beyond anything that we can live with or that we expect." Clearly, we would like to be able to deliver more and we think the supplier who has the product available ultimately will be able to deliver the most volume to our end customers. But right now it seems to be pretty stable, and we think our customers understand the challenges that we're under. And they've been very supportive.

 Bill Choi - Jefferies & Company - Analyst

 Great. Lastly, quick clarification for Kevin. Your tax rate, just given what we have for the first half. I just wanted to understand that to be within that 15% to 25% guidance of the full year, we're looking at about 10 to -- well, actually more 14% tax rate for the Q3 and Q4 time frame.

 Kevin Michaels - Powerwave Technologies - CFO

 Well, I don't think it will -- I think for the whole year, we're looking at for a total for the year of that 15% to 25%. What exactly it comes in at each quarter, it's hard to estimate. But that's our total forecast for the year, and that's what the best information we have right now.

 Bill Choi - Jefferies & Company - Analyst

 Right. But I'm just saying, it drops off from the 30% implied in Q2, right?

 Kevin Michaels - Powerwave Technologies - CFO

 It should, yes.

 Bill Choi - Jefferies & Company - Analyst

 Okay, great. Thanks.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you.

Operator

 Your next question comes from the line of Scott Searle with Merriman. Please proceed, sir.

 Scott Searle - Merriman Curhan Ford - Analyst

 Hello, guys, good afternoon. Just first wanted to clarify 10% customers. In the release, you talked about Nokia being over that threshold. Lack of naming any other customers, should we therefore interpret no more OEMs were over 10% and no operators were over 10% of revenues?

 Kevin Michaels - Powerwave Technologies - CFO

 We don't have any other OEMs over there. We do have one reseller in Europe that hit right at 10%, but no other recognizable names.

 Scott Searle - Merriman Curhan Ford - Analyst

 Okay. And the other thing that really stands out is on the gross margin front. Tremendous job, the sequential uptick there. Certainly a big chunk of that is explained by the mix in terms of direct operator versus OEM.

I guess with that in mind, Kevin, you mentioned that at the higher end of your range, why wouldn't we see your gross margin targets and goals going up? Is this a permanent shift in mix? Is this a one-quarter type phenomenon? Do you expect the operators to be the overwhelming skew going forward? And maybe adding on that as well, Coverage Solutions, higher gross margin product, we still haven't seen that pick up yet. Shouldn't that be providing an upward bias as we go forward?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, I think right now we're comfortable sticking to our model target here. We still obviously -- the big factor we're trying to do is drive our operating margins. We hit 5.1% this quarter. We want to drive that long-term. And as you know, we certainly have been driving from a long-term perspective to shift the mix. We obviously had a great mix this quarter. We think this will continue, but I think we want to be a little conservative in our views over the remainder of this year. I think longer term -- we obviously -- our goal is to drive it higher, but I think we're still right now content with our range of the mid- to high-20s, and think we'll stay consistent at the high end of that range.

One other thing just to note for you. I think on customers, I'm sure from an operator basis in North America, our overall largest relationship there is AT&T. We don't necessarily sell everything directly there. So, it doesn't count as a 10% customer, but we sell through their turf partners and such. So, I think in this relationship it would be over a 10% customer. It just doesn't show up that way technically.

 Scott Searle - Merriman Curhan Ford - Analyst

 Got you, but, Kevin, again given the visibility that you've got right now into the September quarter, you feel pretty good that the mix of direct operators are going to stay over that 50% level?

 Kevin Michaels - Powerwave Technologies - CFO

 Yes, that's correct.

 Scott Searle - Merriman Curhan Ford - Analyst

 Okay. And just, if I could, on the Coverage Solution front, Ron, you mentioned some operator business there as well. Could you talk a little bit about how big the pipeline is that front, and if you start to get some positive outcomes in the next quarter or so? Thanks.

 Ron Buschur - Powerwave Technologies - President, CEO

 Yes, Scott. If you look at the Coverage Solutions business, it's usually typically large venues with buildouts that extend anywhere from six to 10 months depending on the size of the venues And it's basically -- we recognize a revenue as we complete certain phases of that buildout or that job.

So, you see volatility and we see a cycle associated with that. But we feel very good about what we're hearing from one of the large network operators and what they plan on doing here in North America. And if you assume what they publicly already told, I believe, you and other analysts, that they're looking to work towards a 1,500-venue buildout this year, I think Powerwave is in a very, very good position to benefit from a significant portion of that business to be allocated towards our solutions and products.

 Scott Searle - Merriman Curhan Ford - Analyst

 Great. Thank you.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 (Operator Instructions)

Your next question comes from the line of Brian Modoff with Deutsche Bank. Please proceed, sir.

 Brian Modoff - Deutsche Bank - Analyst

 Hello, guys. So, in terms of these Coverage Solutions. So, you're assuming you'll see these orders, but you haven't seen these orders yet?

 Ron Buschur - Powerwave Technologies - President, CEO

 No, I didn't say that, Brian. What we said is there's a cyclical cycle associated with those. We do have a certain number of venues already been assigned, and we're working on those, but we certainly don't have all 1,500 venues.

 Brian Modoff - Deutsche Bank - Analyst

 Okay. So, because it's been $10 million for the last couple quarters. Obviously, this is higher margin business for you. Do you expect that to improve sequentially? And then, in terms of the mix, Antennas were awfully strong this quarter relative to the other two areas. How do you see that mix going forward in the back half of the year?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, we do, Brian, believe that the Coverage Solutions business does have a little bit better margins, but with some of these venues that we're currently bidding, they are asking us to be a complete turnkey provider. So, we have to provide services and other support that we haven't always done on some of these previous buildouts to where we've talked about doing the complete coverage. We just provided the product and the solution, not necessarily the service.

So, I wouldn't expect to see a dramatic improvement with the margins because it's blended with some of the service and support and commissioning associated with that. We did see strong sales in the Antenna area with our LTE products, our TMAs. Antennas has been very well accepted, and we're seeing positive results on that. And I would probably expect to see that for the next couple quarters moving forward.

 Brian Modoff - Deutsche Bank - Analyst

 Okay. And then, Kevin, could you give us a rundown on the situation with regard to your bonds? You've obviously bought more this quarter. What are your plans in that area over the next --

 Kevin Michaels - Powerwave Technologies - CFO

 Well, really our plans are no change. As you should know, last quarter we swapped out $60 million of what was coming due. Those that pushed out our maturity date out to 2013. With the repurchase we did this quarter we're down to -- there's $68 million due as of put date November 2011. Our intention is to repay those as they come due, or if the opportunity is to buy them back at a discount, we'll continue to look at that.

 Brian Modoff - Deutsche Bank - Analyst

 Okay. Thanks.

 Kevin Michaels - Powerwave Technologies - CFO

 Great.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 Your next question comes from the line of David Marsh from McMahan Securities. Please go ahead with your question.

 David Marsh - McMahan Securities - Analyst

 Hello, guys. Thanks for taking the question. It looks like the quarter -- you don't talk a lot about EBITDA a lot as a Company, but it sure looks like you had pretty meaningful year-over-year improvement in EBITDA with the gross margin improvement. Could you give us the D&A number in the quarter, and can you talk about that story a little bit going forward?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, sure. I'll take that. I don't have the exact number, but I believe it's around $4.5 million to $5 million is the depreciation, amortization number. The Q should be filed in a couple days, so the exact numbers will in there. I just don't have it right in front of me. But it's right around that. But you're right. Our EBITDA is up strongly this quarter and clearly that is one factor we do look at as a management team. And we're trying to drive that, obviously, drive our profitability and the higher operating margins certainly contributes to that. And that's something that -- as part of our drive for further profitability is looking to improve that as we go through the year.

 David Marsh - McMahan Securities - Analyst

 Okay. And then the one little bit of a nitpick in the quarter, your R&D was up a little bit sequentially and year-over-year. Is that a new run rate that we should expect more towards the $16 million range, or is that a one-time increase that is going to be non-returning?

 Kevin Michaels - Powerwave Technologies - CFO

 It's within $1 million of our ranges. We look at total operating expenses are around the $35 million range. That's our target. We've always said they can fluctuate $1 million or $2 million either way, but that's the range, and that's what we're targeting, and we're comfortable with that.

 David Marsh - McMahan Securities - Analyst

 Okay. And I'm sorry if you mentioned it already, but what's the CapEx outlook of the total year?

 Kevin Michaels - Powerwave Technologies - CFO

 The remaining CapEx is probably somewhere between $4 million to $6 million for the remainder of the year.

 David Marsh - McMahan Securities - Analyst

 Okay. Sounds good, guys. Well, best of luck with the rest of the year.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you, David.

Operator

 Your next question comes from the line of Amir Rozwadowski with Barclays Capital. Please proceed, sir.

 Amir Rozwadowski - Barclays Capital - Analyst

 Thank you very much and good afternoon, Ron and Kevin.

 Ron Buschur - Powerwave Technologies - President, CEO

 Hi, Amir, how are you?

 Amir Rozwadowski - Barclays Capital - Analyst

 Just following up on some insight on the in building and the solution business. Obviously, one of your competitors in that space, ADC Telecom, is now going to be acquired by Tyco Electronics. I was wondering if you could comment on how you view either the potential opportunities or potential challenges that may arise. Obviously, you folks are pretty excited about the growth opportunities there, and wanted to see what your take is.

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, we're certainly very excited about the opportunities in that space. I don't see the acquisition of ADC from Tyco as being a threat. In fact, there was very little talk about their in building business. And as you know, the products that compiled their solutions or comprise their solution set was really products that we had looked at that were from LGC wireless and haven't been really a competitive threat in the marketplace. And in some of the larger areas recently to where we've been bidding on large DAS opportunities, they really haven't even showed up in some of those areas.

Now, what their plans are in the future, Tyco, I really don't know. But we certainly believe we have the right product sets, and we think that's an area that's going to continue to grow. We see CommScope and Andrew in that space. They have a good solid position there, and we believe we can compete head-to-head with them and do quite well in that space.

 Amir Rozwadowski - Barclays Capital - Analyst

 Okay. That's helpful, Ron. And then I was wondering if you could -- I know you provided us a little bit of color on India and some of the trends there. I was wondering if you could elaborate in terms of what you guys are seeing on purchasing trends going on forward. I guess you expect some second half contribution. Has that been a gating factor for you, or do you see that as a potential opportunity maybe more in 2011, as some of these security issues become resolved?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, I guess we really haven't -- it hasn't become such an impact for us. We certainly know that there's some concerns about bringing products into India and getting the right qualified parts on their approved list to come into their country, but that hasn't been a limiting factor for us.

We believe that that will be something that we should see some benefit as they pick up some of their spend and maybe even divert it away from some of the vendors in the APAC region and focus it more towards US-based companies or European-based companies. So, we think there's some benefit from that that we should be able to see going forward.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. Thank you very much for the incremental color, Ron.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you, Amir.

Operator

 You have a follow-up question from the line of Scott Searle with Merriman. Please proceed, sir.

 Scott Searle - Merriman Curhan Ford - Analyst

 Hello, good afternoon. Ron, just a follow-up to some of your comments about verticals. You mentioned them in your opening statement. Is there a timeline or dollar amount that you're feeling comfortable about attaching to some of those opportunities in 2011?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, we certainly have multiple programs that we're working on with the vertical markets, and that's the government markets and some of the military markets. And as you know, there's a cycle associated with development and releasing of those contracts. And I feel we're in a very good position to see by the second, or the middle of the year or by Q2, some pretty meaningful results out of that segment.

But I really don't want to elaborate on the dollar amount yet because we're still in the process of finalizing some of the products and qualifications, and I don't want to mislead someone. Maybe it's smaller than what I would give you today, or possibly it could be larger. And based on the response that we're seeing recently, I think the latter is true. I think we have a very good potential to deliver some pretty compelling results with that space.

 Scott Searle - Merriman Curhan Ford - Analyst

 Okay. And on the Remote Radio Head front, could you give us an update in terms of the interest levels, whether it's with the operators or the OEMs? What you're seeing at this point in time?

 Ron Buschur - Powerwave Technologies - President, CEO

 Yes. With the Remote Radio Head, Scott, I think -- and I don't have the exact number in front of me, but I believe that we probably -- up through the life of this quarter, that product probably shipped over 85,000 to 90,000 Remote Radio Heads out in the marketplace. That's a pretty significant number of Remote Radio Heads deployed. It's probably a pretty large percentage of the network that's being built out here in North America, as well as what was built out in Korea and is being utilized and currently deployed in Japan. And that goes through some of the OEMs, the larger OEMs, as well as we have a desire from several of the operators who are trialing our Remote Radio Head in their networks today directly.

But keep in mind, until we get to the IP-based solution, or till we get to the next generation of technology, we still have to utilize the baseband from the OEMs to be able to make this Remote Radio Head function. But we certainly are seeing a great acceptance of Remote Radio Heads, more operators are designing their networks towards the Remote Radio Head product, or what they call macro-pico types of applications in their networks to get better through-put and to alleviate the bandwidth concerns that they have.

 Scott Searle - Merriman Curhan Ford - Analyst

 Just for clarification, most of this is WiMAX, I take it, right now. And I know there's been a lot of interest on the LTE side. So, when would you expect to see meaningful revenues or meaningful design win on the LTE side of the equation?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, I would tell you right now, certainly the bulk of what was shipped out of the Remote Radio Head shipments that I had given you earlier were the WiMAX, but the current products and the current generation of products are LTE-compatible and they are being utilized in LTE networks.

 Scott Searle - Merriman Curhan Ford - Analyst

 Okay. And one last question, if I may. NSN with Motorola. How do you seat implications as it relates to you guys? Or is it less of factor now given the success you're having in terms of going direct to the operators? Or, what's your interpretation of that overall event?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, we're positive with that event because both Motorola and Nokia are two good and very large OEM customers for us. We see it as a positive because, when you look at the product sets around public safety and that government marketplace, we certainly have been spending a lot of time and effort building up that product portfolio.

And we believe that a company like Nokia and the combined Nokia-Motorola will certainly benefit from that. And we do believe and we know from our current experience and the usage of the products in the Motorola offering today that this could be something that would benefit us. We don't see it as a hindrance. And we do think that as you know, the government agencies, the military, and the United States have certainly focused on the initiatives around homeland security and interoperability which is a real concern between the agencies today.

 Scott Searle - Merriman Curhan Ford - Analyst

 Great. Thank you.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 With no further questions in the queue, I would now like to turn the call back over to Mr. Ron Buschur for closing remarks. You may proceed, sir.

 Ron Buschur - Powerwave Technologies - President, CEO

 I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results for the third quarter of 2010.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.

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